May 27, 2003

Conseco Capital Management
Joel Lighty
Conseco StockCar Stocks Index Fund
11825 N. Pennsylvania Street
Carmel, IN 46032


Re:    Form N-SAR Certification for the Conseco StockCar Stocks Index Fund


Dear Mr. Lighty:


     This letter is furnished to you in connection with the annual Form N-SAR Certification to be signed by the President and Treasurer/Chief Financial Officer of Conseco StockCar Stocks Index Fund for the six months ended March 31, 2003 pursuant to Section 30a-2 under the Investment Company Act of 1940, as amended.


     For purposes of making your certification, we understand that you must rely upon certain matters of fact of which you do not have firsthand knowledge. After considering the meaning of and factual support for the following representations, the undersigned hereby certifies and represents that in making your certification, you may rely upon the following matters of fact which we, U.S. Bancorp Fund Services, LLC ("USBFS"), administrator to the Conseco StockCar Stocks Index Fund, represent to you to be true and correct as of the date hereof:

     a. In preparing the Form N-SAR for the Conseco StockCar Stocks Index Fund, USBFS has relied on Conseco Capital Management (the "Adviser's") representation as of March 31, 2003 that, among other things, the Conseco StockCar Stocks Index Fund's portfolio holdings are suitable for the Fund;

     b. Based on our knowledge as of the date hereof, the financial information included in the Form N-SAR and the financial statements on which the financial information is based were prepared in accordance with accounting principles generally accepted in the United States of America and in accordance with the Fund Administration Servicing Agreement and Fund Accounting Servicing Agreement dated 5/8/2001, between Conseco StockCar Stocks Index Fund and USBFS;

     c. In preparing the Form N-SAR for the Conseco StockCar Stocks Index Fund, USBFS has relied on representation of Bank of New York, the Fund's custodian dated July 28, 2002, that, among other things, the information provided by that entity contains no material misrepresentations or untrue statements;

     d. Based on our knowledge, the Form N-SAR does not contain any material misrepresentations, omissions or untrue statements;

     e. USBFS is aware of and has abided by the disclosure controls and procedures (as defined in rule 30a-2(c) under the Investment Company Act of 1940) adopted by the Conseco StockCar Stocks Index Fund;

     f. USBFS is not aware of (1) any significant deficiencies in the design or operation of, any material weaknesses in internal controls; or (2) any fraud that involves management or other employees who have a significant role in Conseco StockCar Stocks Index Funds' internal controls.

     g. Based on our knowledge, we have indicated to the Conseco StockCar Stocks Index Funds' certifying officers whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent SAS 70, including any corrective actions with regard to significant deficiencies and material weaknesses.


                                Very truly yours,

                               U.S. BANCORP FUND SERVICES,LLC


                               By:       /s/ Joe Neuberger
                                          ---------------------
                               Name:      Joe Neuberger
                               Its:       Senior Vice President